Exhibit 99.1

Evofem Biosciences Announces Strong Preliminary Results for the First Quarter of 2023

Increased net product revenue more than 35%

in the first quarter of 2023 vs. prior year quarter

Reduced operating expenses more than 70%

Decreased loss from operations more than 85%

Reaffirms path to positive EDITDA

SAN DIEGO, CA, June 1, 2023 —Evofem Biosciences, Inc. (OTCQB: EVFMD) today announced strong preliminary results for the first quarter of 2023, including robust growth in net product sales of its hormone-free prescription contraceptive gel, Phexxi® (lactic acid, citric acid and potassium bitartrate).

●	Increased Phexxi net product sales more than 35% to approximately $5.8 million in Q1 2023, versus $4.3 million in Q1 2022.

●	Reduced total operating expenses more than 70% to approximately $9.4 million, versus $33.2 million in Q1 2022.

●	Decreased loss from operations by more than 85% to approximately $3.6 million, versus a loss of $28.9 million in Q1 2022.

●	On track to be EBITDA break-even on a quarterly basis by year-end 2023.

●	Regained compliance with certain debt covenants through a shareholder-approved reverse split on May 18, 2023.

“In the first quarter of 2023, we implemented additional and significant cost-cutting measures to align expenses with the revenue needed to move the Company forward. Our strong results this quarter demonstrate the effectiveness of this strategy. Due to our past, focused marketing efforts, we have the benefit of a committed, loyal prescriber and patient base” said Saundra Pelletier, CEO of Evofem Biosciences.

“Our lean, focused team again delivered solid Phexxi sales through a combination of targeted promotion to the right healthcare providers in covered territories, improved coverage for Phexxi with payers nationwide, and lower utilization of the Phexxi co-pay card which directly reflects those coverage improvements. Continued execution of this strategy will enable us to reach EBITDA break-even on a quarterly basis this year and to achieve positive cashflow in 2024,” Pelletier concluded.

The Company expects to report unaudited results for the three months ended March 31, 2023, in mid-June.

About Evofem Biosciences

Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 27, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

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